SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT




                   Pursuant to Section 13 or Section 15(d)
                    of the Securities Exchange Act of 1934





                        Date of Report - March 9, 2000



                            CH ENERGY GROUP, INC.
            (Exact name of registrant as specified in its charter)



NEW YORK                           0-30512             14-1804460
----------------------        -----------------   ------------------
State or other                (Commission File       (IRS Employer
jurisdiction of                Identification)          Number)
incorporation number

284 South Avenue, Poughkeepsie, New York                12601-4879
----------------------------------------              --------------
(Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code (914) 452-2000



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Item 5.     Other Events.

            AUCTION OF THE ROSETON AND DANSKAMMER PLANTS

            Reference  is  made  to  the  caption   "Competitive   Opportunities
Proceeding Settlement Agreement" and to the caption "Auction of Fossil Generation Plants" both in Note 2 of the Notes to Financial Statements referred to in Item 8 of the Registrant's Annual Report, on Form 10-K, for the year ended December 31, 1999 ("10-K Report"), for a discussion of (i) that certain Amended and Restated Settlement Agreement, dated January 2, 1998, by and among Central Hudson Gas & Electric Corporation ("Central Hudson"), the Staff of the New York State Public Service Commission ("PSC") and others ("Settlement Agreement"), which Settlement Agreement was thereafter accepted and approved by the PSC by final Order issued and effective on June 30, 1998 and (ii) the sale of the Registrant's interests in the Roseton Steam Electric Generating Plant ("Roseton Plant") and the Danskammer Electric Generating Station ("Danskammer Plant") required by the Settlement Agreement.

            By Order, issued and effective February 23, 2000, the PSC approved the Auction Plan which was previously filed with the PSC for the auction of the Danskammer Plant and the Roseton Plant as such filing is described in the 10-K Report under said caption "Auction of Fossil Generation Plants." That Order also approved the accounting and rate making proposals of Central Hudson; as a result, Central Hudson has waived its right to have an affiliate participate in such auction. Central Hudson must make a subsequent filing with the PSC for approval of the sales transaction for each such Plant after the purchaser of each such Plant has executed a contract of sale.

            The PSC, by Order issued and effective March 7, 2000, approved an amendment to the Settlement Agreement which extends the time by which Central Hudson can transfer up to $100 million to its competitive business affiliates until the earlier of (i) receipt of the proceeds by Central Hudson from the auction of the Danskammer Plant and the Roseton Plant or (ii) June 30, 2001. The Order also amended the Settlement Agreement to provide for a reduction of said $100

                                      1


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million by the amount of dividends  Central Hudson pays to the  Registrant  that exceeds dividends paid by the Registrant to its shareholders.

                                  SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            CH ENERGY GROUP, INC.
                                                (Registrant)


                                    By:         S/ STEVEN V. LANT
                                        ----------------------------------
                                                  Steven V. Lant
                                          Chief Financial Officer and Treasurer

Dated:     March 9, 2000

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